Exhibit 99.1

For investor inquiries, contact: Sam Smith Senior Vice President & CFO Cano Petroleum, Inc. 877.698.0900 ior@canopetro.com	For media inquiries, contact: Norman Iannarelli HWH Public Relations/New Media 203.856.3487 normani@hwhpr.com

CANO PETROLEUM ANNOUNCES FY 2007 FIRST QUARTER RESULTS,
OPERATIONAL UPDATE AND EARNINGS CALL

FORT WORTH, Texas.  November 14, 2006—Cano Petroleum, Inc. (Amex:CFW) today announced its financial results for its fiscal year first quarter ended September 30, 2006.  Following are selected financial highlights from the Company’s 10-Q:

First Quarter Results

For the three months ended September 30, 2006, Cano’s revenues were $8.7 million, $6.7 million above the same period last year. The company recorded a net loss of $636 thousand or $0.02 per share.  The loss included a number of one-time items discussed below.

For the three months ended September 30, 2006, Cano’s sales were 73 MBbls of oil and 376 MMcf of natural gas, or 136 MBOE, a 289% increase when compared to the quarter ended September 30, 2005. During the first fiscal quarter, the average prices the Company received for its oil and natural gas were $68.94 per barrel of oil and $8.40 per Mcf of gas, or $63.63 per BOE.  For the same period ending September 30, 2005, oil sales were 28 MBbls at an average price of $60.36 per barrel and natural gas sales were 42 MMcf at an average price of $6.22 per Mcf, or 35 MBOE at an average price of $55.60 per BOE. The increases were primarily related to increased production volumes reflecting the acquisitions of W.O. Operating and Pantwist properties which closed in November 2005 and April 2006, respectively, and cash reimbursements received under our hedging contracts.

General and administrative expenses of $3.2 million increased $1.8 million over the same quarter last year.  In addition to increased headcount this year, the quarter included additional legal expenses associated with the fire litigation as well as one-time charges totaling $445 thousand.

Depreciation expense of $1 million was $868 thousand higher than last year reflecting the higher production volumes.

Interest expense of $1.9 million included a one time charge of $509 thousand associated with retiring $15 million in subordinated debt. Also included in the other income category was an unrealized gain on hedge contracts of $536 thousand.  This gain reflects the mark to market valuation of the derivatives in place at September 30 for our floors on oil and natural gas. (See schedule attached).

During the quarter the company closed on an $81 million private placement of convertible preferred and common equity.  Dividends on the preferred are included in the net loss applicable to common stock.  The amount of $268 thousand includes payment-in-kind of $148 thousand.

Significant Developments

During our first fiscal quarter we announced that we received full funding from private placements of common and convertible preferred securities with gross proceeds of approximately $81 million and net proceeds of approximately $76 million.  We also announced that we retired approximately $15 million of subordinated debt and paid down approximately $54 million of senior debt with the proceeds.  We ended the period with $6.45 million of cash on hand and no outstanding balance under our senior credit facility.

Operational Update

Desdemona Field

Gas sales began in October 2006.  We are currently selling approximately 200 Mcfpd gross, 160 Mcfpd net to Cano’s interest.  This gas is being produced from the Marble Falls formation from 2 existing wellbores that were recently recompleted.  A third well that was recently recompleted in the Marble Falls is scheduled to be online in the next 10-15 days.  Current gas sales are restricted due to high line pressure.  We will be adding compression capacity with the anticipation of additional gas production coming online as we analyze the results of the current new drilling program.

Our 10 well Marble Falls/Barnett Shale drilling program has begun.  We currently have 2 drilling rigs running in the Desdemona Field.  Our first Marble Falls/Barnett Shale well, #E8, reached total depth of 3,450 feet on November 10th and was cased and cemented on November 11th.  The well encountered over 125 feet of highly fractured Barnett Shale with over 20% porosity in spots and over 75 feet of highly fractured Marble Falls carbonate with over 7% porosity.  We anticipate completing this well within the next 10 days.

Our second Marble Falls/Barnett Shale, #E2, well is currently drilling at 3,100 feet with anticipated total depth to be reached in the next few days.  With 2 rigs under contract, we anticipate completing our initial 10 well program over the next 75 days.

We will begin drilling our initial waterflood pattern of up to 4 water injection wells and 7 producers as soon as we complete our 10 well Marble Falls/Barnett Shale program as described above.  We anticipate water injection to begin in March/April of 2007.

Corsicana Field

The drilling of our waterflood pattern has been initiated.

We currently have 1 drilling rig and 1 workover rig running in the Corsicana Field.  To date we have drilled and cased 7 waterflood pattern wells and are drilling on well number 8. Up to 3 additional wells will be drilled to re-establish a waterflood pattern with water injection commencing in February/March 2007.  Open hole logs reveal remaining oil saturations in the 50% to 55% range in the Nacatosh sandstone at a depth of approximately 800 feet.

The high remaining oil saturations, combined with the Polymer Pilot response that was conducted in 1983-1984 establish this field as a prime Alkaline-Surfactant-Polymer candidate.  Based on the waterflood pattern response and timing, an ASP pilot will be designed to be implemented in the June/July 2007 timeframe.

Panhandle Field – Phase I Waterflood Development

Facilities design, permitting and procurement for our planned Phase I waterflood are on budget and on schedule.

We are moving in a drilling rig and have 15 workover rigs currently running in the Panhandle Field.  The drilling rig is planned to drill 9 replacement wells with the workovers intended to return 20 wells to production in the Phase I waterflood development.  The Phase I waterflood patterns are on schedule to be complete with water injection to begin in the March/April 2007 timeframe.  Our aggressive workover program in the remainder of the field has increased production over 50 BOEPD in November.

Nowata Field

We currently have 2 workover rigs running in the Nowata Field with approximately 6 of 15 scheduled wells having been returned to production to date.  ASP Pilot plant design and procurement are on schedule for a March/April 2007 start-up.

Davenport Field

We have 2 workover rigs running in the Davenport Field with approximately 8 of a scheduled 24 wells having been returned to production to date.  We anticipate having all scheduled wells being returned to production within 90-120 days.  Upon completion of all workovers, we anticipate initiating an ASP pilot project in FY 2008 contingent upon successful laboratory studies.

Management Comments

Jeff Johnson, Cano’s Chairman and CEO, stated, “The execution of our capital budget program for FY 2007 remains the focus of our attention.  This operational update provides evidence of our significant execution of that budget.”

Earnings Call

The Company will hold an earnings call to discuss fiscal first quarter results and provide an update on its operations on Thursday, November 16, 2006, at 4:15 P.M. Eastern Time (3:15 P.M. Central Time).

Interested parties can participate in the call by dialing (800) 573-4842 or (617) 224-4327 (outside the U.S.).  The passcode is 66097599.  This call is being webcast by Thomson/CCBN and can be accessed at Cano’s website at www.canopetro.com.

The webcast is also being distributed through the Thomson StreetEvents Network.  Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

CANO PETROLEUM, INC.
OPERATING REVENUE SUMMARY
(Unaudited)

	Quarter Ended September 30,		Increase
	2006	2005	(Decrease)
Operating Revenues	$8,653,673	$1,945,959	$6,707,714
Sales
• Oil (MBbls)	73	28	45
• Gas (MMcf)	376	42	334
• Total (MBOE)	136	35	101
Average Price
• Oil ($/ Bbl)	$68.94	$60.36	$8.58
• Gas ($/ Mcf)	$8.40	$6.22	$2.18

See Form 10-Q and accompanying notes to these unaudited financials

HEDGING SUMMARY

					Barrels of
	Floor		Floor		Equivalent
Time	Oil	Barrels	Gas	Gas Mcf	Oil
Period	Price	per Day	Price	per Day	per Day
1/1/06 – 12/31/06	$60	534	$8.50	1,784	832
6/1/06 – 12/31/06	$60	79	$7.60	690	194
1/1/07 – 12/31/07	$55	507	$8.00	1,644	781
1/1/07 – 12/31/07	$60	72	$7.60	658	182
1/1/08 – 12/31/08	$55	479	$7.50	1,534	735
1/1/08 – 12/31/08	$60	66	$7.60	592	164
1/1/09 – 4/30/09	$60	59	$7.60	559	152

CANO PETROLEUM, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,
	2006	2006
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$6,481,893	$644,659
Accounts receivable	3,047,868	3,563,649
Derivative assets	1,760,952	1,176,959
Prepaid assets	537,642	205,349
Inventory	335,966	396,081
Other current assets	136,123	641,759
Total current assets	12,300,444	6,628,456

Oil and gas properties, successful efforts method	135,182,377	133,176,618
Less accumulated depletion and depreciation	(2,983,929)	(2,126,049)
Net oil and gas properties	132,198,448	131,050,569

Fixed assets and other, net	6,578,581	6,778,055
Derivative assets	1,657,888	1,705,855
Goodwill	785,796	785,796
TOTAL ASSETS	$153,521,157	$146,948,731

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$1,928,274	$2,304,198
Oil and gas payable	750,752	1,399,047
Accrued liabilities	671,679	321,183
Taxes payable	623,440	419,692
Current portion of asset retirement obligations	20,186	19,809
Total current liabilities	3,994,331	4,463,929
Long-term liabilities
Long-term debt	—	68,750,000
Asset retirement obligations	1,597,531	1,587,569
Taxes payable non-current	33,000	—
Deferred tax liability	31,323,000	31,511,000
Total liabilities	36,947,862	106,312,498

Temporary Equity
Series D convertible preferred stock, liquidation preference of $49,116,000	46,269,287	—

Commitments and contingencies (Note 11)
Stockholders’ equity
Common stock, par value $.0001 per share; 50,000,000 authorized; 33,577,188 and 32,308,894 shares issued and outstanding at September 30, 2006, respectively; and 26,987,941 and 25,719,647 shares issued and outstanding at June 30, 2006, respectively.	3,344	2,685
Additional paid-in capital	83,358,311	53,054,699
Accumulated deficit	(12,486,915)	(11,850,419)
Treasury stock, at cost; 1,268,294 shares held in escrow	(570,732)	(570,732)
Total stockholders’ equity	70,304,008	40,636,233
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$153,521,157	$146,948,731

See Form 10-Q and accompanying notes to these unaudited financial statements.

CANO PETROLEUM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	September 30
	2006	2005
Operating Revenues:
Crude oil and natural gas sales	$8,653,673	$1,945,959

Operating Expenses:
Lease operating expenses	2,947,594	750,173
Production and ad valorem taxes	651,366	109,672
General and administrative, including stock compensation expense of $218,693 and $149,625, respectively	3,190,533	1,376,916
Accretion of asset retirement obligations	33,444	20,594
Depletion and depreciation	1,015,164	146,789
Total operating expenses	7,838,101	2,404,144

Income (loss) from operations	815,572	(458,185)

Other income (expenses):
Interest expense	(1,891,259)	—
Unrealized gain on hedge contracts	536,026	—
Interest income and deductions, net	16,769	228
Total other income (expenses)	(1,338,464)	228

Loss before income taxes	(522,892)	(457,957)

Income tax benefit	155,000	—

Net loss	(367,892)	(457,957)

Preferred stock dividend	268,604	—

Net loss applicable to common stock	$(636,496)	$(457,957)

Net loss per share - basic and diluted	$(0.02)	$(0.03)

Weighted average common shares outstanding
Basic and diluted	26,043,250	18,014,597

See Form 10-Q and accompanying notes to these unaudited financial statements.

ABOUT CANO PETROLEUM:

Cano Petroleum Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States.  Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods.  Cano trades on the American Stock Exchange under the ticker symbol CFW.  Additional information is available at www.canopetro.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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